EXHIBIT 99.1

Rand Capital Announces First Quarter Results and Election of Directors and Officers

   * Net Asset Value is $3.45 for the quarter ending March 31, 2008.
   * Rand invests $575,000 in the quarter
   * $5.1 million in funding remains available for future investment

BUFFALO, N.Y., April 28, 2008 (PRIME NEWSWIRE) -- Rand Capital Corporation (Nasdaq:RAND) ("Rand"), a business development company (BDC) that provides capital and managerial expertise for small to medium-sized private companies, announced its financial results for the first quarter ended March 31, 2008. Rand's net asset value as of March 31, 2008 was $3.45 per share and Rand's total investment portfolio was valued at $26.4 million, which exceeds its cost basis of $13.4 million, reflecting $13.0 million in net unrealized appreciation.

Rand's net asset value per share increased to $3.45 at March 31, 2008 from $3.01 at March 31, 2007 (a 15% increase), and from $1.54 at March 31, 2006 (a 124% increase). During the first quarter of 2008, Rand's Net Asset Value decreased by $0.02.

Allen F. Grum, President of Rand Capital stated: "We had an active quarter finalizing two follow-on investments and one new investment. Additionally, New Monarch Machine Tool repaid its debt obligation to Rand. We continue to be highly liquid and are actively pursing new transactions."

Portfolio Activities

During the quarter, Rand made one new investment and two follow-on investments. Rand invested $100,000 in Mezmeriz, Inc. (Ithaca, NY) (www.mezmeriz.com) in the form of a Convertible Note. Mezmeriz is a developer of mirror technology that replaces silicon with carbon fibers in microelectronic mechanical systems (MEMS), which enables a new generation of high definition displays.

Subsequent to the quarter, we also participated in a $3.9 million Series B round for Niagara Dispensing Technologies, Inc. (Amherst, NY) (www.exactpour.com). As part of the transaction, we converted our debt into Series A stock and purchased $700,000 of Series B shares. Niagara Dispensing is a beverage dispensing technology development and products manufacturer specializing in rapid pour beer dispensing systems for high volume stadium and concession operations.

Rand finalized its investment in Associates Interactive, LLC (Buffalo, NY) (www.associatesinteractive.com) and we currently have $250,000 invested in Promissory Notes and equity. Associates Interactive is a provider of training content and certifications used to train retail sales associates. New Monarch Machine Tool, Inc. (Cortland, NY) (www.monarchmt.com) repaid its debt totaling $527,502. Rand currently owns 22.84 common shares in Monarch representing 15% of the Company. Monarch manufactures and services vertical/horizontal machining centers.

Election of Directors

At Rand's Annual Meeting of Shareholders the following Directors were elected: Allen F. Grum, Erland E. Kailbourne, Ross B. Kenzie, Willis S. McLeese, Reginald B. Newman, II, Jayne K. Rand and Robert M. Zak. Rand's Board of Directors also re-appointed Mr. Newman as Chairman of the Board.

Safe Harbor Statement

Information contained in this release, other than historical information, should be considered forward-looking, and may be subject to inherent uncertainties in predicting future results and conditions. These statements reflect the Corporation's current beliefs and are subject to a number of risk-factors, including: general economic conditions which affect Rand and our portfolio companies' operations; valuation and illiquid nature of the portfolio investments; high degree of risk from investing in private companies; the regulated environment in which we operate; the amount of debt resulting from borrowing funds from the SBA; dependency upon key management for investment decisions; and the competitive market for investment opportunities and fluctuations in quarterly results. Please see the Corporation's Form 10-Q, Item 1A, previously filed with the Securities and Exchange Commission for a detailed discussion of the risks and uncertainties associated with the Corporation's business. Except as otherwise required by Federal securities laws, Rand Capital Corporation and Rand Capital SBIC, L.P. undertakes no obligation to update or revise forward-looking statements for new events and uncertainties.

About Rand Capital

Rand Capital is a publicly held Business Development Company (BDC), and its wholly owned subsidiary is licensed by the Small Business Administration (SBA) as a Small Business Investment Company (SBIC). Rand and its subsidiaries provide capital and managerial expertise to small and medium sized private companies that lack sufficient channels to the capital markets. Rand is traded on the NASDAQ under the symbol "RAND". Rand is headquartered in Buffalo, NY. www.randcapital.com

CONTACT:  Rand Capital Corporation
          Investor Contact:
          Allen F. Grum, President
          716.853.0802
          pgrum@randcapital.com